AMERICAN FINANCIAL GROUP, INC.

            EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS


   We consent to the incorporation by reference in the following
Registration Statements: (i) No. 33-58825 on Form S-8 pertaining to the Stock Option Plan, (ii) No. 33-58827 on Form S-8 pertaining to the
Employee Stock Purchase Plan, (iii) No. 33-62459 on Form S-3 pertaining to the Dividend Reinvestment Plan, (iv) No. 333-10853 on Form S-8 pertaining to the Non-Employee Directors' Compensation Plan and
(v) No. 333-14935 on Form S-8 pertaining to the Retirement and Savings Plan of our report dated March 25, 1997, with respect to the consolidated financial statements and schedules of American Financial Group, Inc. included in the Annual Report on Form 10-K for the year ended
December 31, 1996.




                                             ERNST & YOUNG LLP
Cincinnati, Ohio
March 26, 1997


































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